Exhibit 2.1(a)

                         SCHEDULE 9.8(b)

                     Additional Requirements

     1. By no later than December 15, 1999, (i) Purchaser shall have obtained five hundred million dollars ($500,000,000) of capital solely for the purpose of supporting the acquisition of the Business and to perform Purchaser's and Sovereign's respective obligations under this Agreement, (ii) if on December 14, 1999 Purchaser shall not have raised sufficient capital to support the acquisition of the Business and to perform Purchaser's and Sovereign's respective obligations under this Agreement, such determination to be in Fleet's sole and absolute discretion, the Bridge Facility and the Senior Credit Facility shall be finalized by the parties thereto, and (iii) if on December 14, 1999 Purchaser shall not have raised sufficient capital to support the acquisition of the Business and to perform Purchaser's and Sovereign's respective obligations under this Agreement, such determination to be in Fleet's sole and absolute discretion, Purchaser shall have delivered to Fleet a Purchaser Confirmation Notice, dated as of December 14, 1999. For purposes of this Schedule 9.8(b), amounts deposited in escrow shall be deemed to be capital if the release of funds from escrow is subject only to the condition that the parties hereto consummate the Closing on or prior to April 28, 2000 in conformity in all material respects with the terms and with satisfaction of all material conditions of this Agreement in effect as of the date of execution hereof without giving effect to any amendment, waiver or other modification to any material term or condition; provided, however, that notwithstanding the fact that any such funds may be held in escrow, Fleet in its sole and absolute discretion may determine that Purchaser shall not have obtained five hundred million dollars ($500,000,000) of capital on or before such date in which event Purchaser and Sovereign shall be deemed to have failed to perform their obligations under this Agreement and to be in material breach under this Agreement.

     2. By no later than January 31, 2000, Purchaser shall have obtained sufficient capital solely for purposes of supporting the acquisition of the Business and to perform Purchaser's and Sovereign's respective other obligations hereunder. For purposes of this Schedule 9.8(b), amounts deposited in escrow shall be deemed to be capital if the release of funds from escrow is subject only to the condition that the parties hereto consummate the Closing on or prior to April 28, 2000 in conformity in all material respects with the terms and with satisfaction of all material conditions of this Agreement in effect as of the date of execution hereof without giving effect to any amendment, waiver or other modification to any material term or condition; provided, however, that notwithstanding the fact that any such funds may be held in escrow, Fleet in its sole and absolute discretion may determine that Purchaser shall not have obtained
<PAGE 1> such sufficient capital on or before such date in which event Purchaser and Sovereign shall be deemed to have failed to perform their obligations under this Agreement and to be in material breach under this Agreement.

     3. In the event that by December 15, 1999 Purchaser shall have failed to obtain at least five hundred million dollars ($500,000,000) of capital solely for the purposes of supporting the acquisition of Business and to perform Purchaser's and Sovereign's respective other obligations under this Agreement (such failure to be determined by Fleet in its sole and absolute discretion), then (i) within one (1) Business Day following notice from Fleet of its request for a Purchaser Confirmation Notice, Fleet shall receive a Purchaser Confirmation Notice, dated the date one (1) Business Day following the date notice of a request therefor was given by Fleet, and (ii) no later than 12:00 p.m. on each of December 24, 1999, December 31, 1999, January 7, 2000, January 14, 2000, January 21, 2000 and
January 28, 2000, Fleet shall receive a Purchaser Confirmation Notice dated as of such respective dates.

     4. In the event that by January 31, 2000, Purchaser shall have failed to obtain sufficient capital solely for purposes of supporting the acquisition of the Business and to perform Purchaser's and Sovereign's other obligations hereunder (such failure to be determined by Fleet in its sole and absolute discretion), until such time as Sellers exercise their rights under Section 17.3(e) of this Agreement, (i) within one (1) Business Day following notice from Fleet of a request for a Purchaser Confirmation Notice, Fleet shall receive a Purchaser Confirmation Notice, dated the date one (1) Business Day following the date notice of a request therefor was given, and
(ii) no later than 12:00 p.m. on each Friday following
January 31, 2000, Fleet shall receive a Purchase Confirmation Notice, dated as of such respective dates.

     5.   Following December 15, 1999, within one (1) Business
Day following a request by Fleet for a Lender Confirmation, the Senior Lenders, the Bridge Lenders, or both, will provide a Lender Confirmation.

     6. Following December 15, 1999, within one (1) Business Day following a request by Fleet, Sovereign shall confirm the current status of the Capital Transactions and all other transactions in which Sovereign, Purchaser, or both, are involved related to the raising of capital by Sovereign, Purchaser or both in connection with the transactions contemplated hereby.

     7.   For purposes of this Agreement:

          "Lender Confirmation" shall mean a discussion between the Bridge Lender, the Senior Lender, or both, and Fleet confirming the current status of the Capital Transactions and any other transactions in which such Lenders are involved related to
<PAGE 2> the raising of capital by Purchaser or Sovereign or both in connection with the transactions contemplated hereby.

          "Purchaser Confirmation Notice" shall mean, as of any date, an officer's certificate signed by Purchaser confirming
(a) which conditions to funding the Bridge Facility and Senior Credit Facility have been satisfied, and which conditions thereto remain unsatisfied and the status thereof, (b) that Purchaser has not received notice from the Bridge Lender or the Senior Lender that they will not fund the Bridge Facility or the Senior Credit Facility, as the case may be, and (c) that to Purchaser's knowledge, after consulting with the Bridge Lender and the Senior Lender, no event or events has occurred, or is reasonably likely to occur, or condition exists, or is reasonably likely to exist, which would permit either the Bridge Lender or the Senior Lender to fail to make available to Purchaser the full principal amount of the Bridge Facility or the Senior Credit Facility, as the case may be.

     8. In the event Sellers terminate the Agreement pursuant to Section 17.3(e), (f) or (g) of this Agreement, Purchaser shall pay to Sellers as liquidated damages an amount equal to Fifty Million Dollars ($50,000,000). Such liquidated damages shall be paid within ten (10) days following termination of this Agreement and shall bear interest at the Federal Funds Rate from the tenth day following termination until payment in full.

     9. In the event of (i) a breach by Purchaser or Sovereign of any of the representations and warranties contained in
Section 7.7 of this Agreement or of any of their obligations under Section 9.8 of this Agreement or this Schedule 9.8(b),
(ii) the failure of Purchaser to file on or before September 30, 1999 (October 15, 1999 with respect to any state regulatory approval Purchaser determines to be required) all necessary applications of Purchaser to obtain the Purchaser Regulatory Approvals, (iii) the failure of Purchaser to obtain on or before January 15, 2000 the Purchaser Regulatory Approvals, or (iv) the failure of the Closing to occur by April 28, 2000 and as a result of the Closing not having occurred Fleet in its sole and absolute discretion shall determine that Purchaser does not have sufficient capital to support the acquisition of the Business and the performance of Purchaser's and Sovereign's obligations under this Agreement, notwithstanding anything to the contrary contained herein or in any other agreement, undertaking, instrument or other document to which any of the parties hereto is a party, Fleet and Sellers may solicit bids for and otherwise market all or any portion of the Purchased Assets, the Assumed Liabilities or the Business and negotiate and enter into agreements with respect to sale or other disposition thereof to any Person and shall have no obligations or liabilities to Purchaser or Sovereign with respect thereto or as a result of any such actions or such a sale or other disposition to any Person, other than the obligation to notify Purchaser and Sovereign no later than five (5) Business Days prior to the exercise by Fleet
<PAGE 3> and Sellers of their rights under this subsection 9 of this Schedule 9.8(b). If pursuant to the provisions of this subsection 9 to this Schedule 9.8(b) Fleet and Sellers enter into agreements with respect to the sale or other disposition of all of the Purchased Assets, the Assumed Liabilities or the Business, Fleet shall terminate this Agreement pursuant to the provisions of Section 17.3(e) of this Agreement.

     10. Purchaser and Sovereign hereby agree that in the event that Fleet and Sellers exercise their rights under subsection 9 of this Schedule 9.8(b) neither Purchaser nor Sovereign will take any action whatsoever to impede, adversely affect or otherwise interfere with Fleet's and Sellers' exercise of their rights under subsection 9 of this Schedule 9.8(b), including, without limitation, the filing of any type of court action (whether at law or in equity and whether on a federal or state level) to prohibit the exercise of such rights. Purchaser and Sovereign also agree that in the event that Fleet and Sellers exercise their rights pursuant to subsection 9 of this Schedule 9.8(b), Purchaser and Sovereign will take all actions requested by Fleet and Sellers to confirm that Fleet and Sellers are entitled to
(i) solicit bids for and otherwise market all or any portion of the Purchased Assets, the Assumed Liabilities or the Business, and (ii) negotiate and enter into any agreements with respect to the sale or other disposition of all or any portion of the Purchased Assets, the Assumed Liabilities or the Business, including, without limitation, the delivery by Sovereign of a certificate from the Chairman and Chief Executive Officer of Sovereign so confirming such rights of Fleet and Sellers.
  <PAGE 4>